EXHIBIT 21.1

Subsidiaries of the Registrant

As of December 31, 2009

Company Name	Jurisdiction
Gulf of Mexico Personnel Services, S. de R. L. de C. V.	Mexico
Mexico Drilling Limited LLC	Delaware
Mexico Offshore Management, S. de R. L. de C. V.	Mexico
Central America Drilling LLC	Delaware
Peninsula Drilling LLC	Delaware
Seahawk Drilling de Mexico LLC	Delaware
Seahawk Mexico Holdings LLC	Delaware
Redfish Holdings, S. de R. L. de C. V.	Mexico
Seahawk Drilling Management LLC	Delaware
Seahawk Offshore Management LLC	Delaware
Energy Supply International LLC	Delaware
Seahawk Drilling LLC	Delaware
Seahawk Global Holdings LLC	Delaware